Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Great Plains Energy Incorporated on Form S-8 of our reports dated March 9, 2004 (May 11, 2004 as to the effects of presenting discontinued operations as described in Note 7) and June 18, 2004, appearing in the Current Report on Form 8-K (dated May 12, 2004) of Great Plains Energy Incorporated and in the Annual Report on Form 11-K of Great Plains Energy Incorporated Cash or Deferred Arrangement ("Employee Savings Plus") for the year ended December 31, 2003, respectively.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
November 2, 2004